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                                                                    EXHIBIT 99.2

                               PARAGON PORTFOLIO
                                4900 Sears Tower
                               Chicago, IL 60606


                                                                 January 2, 1996



Goldman Sachs
  Asset Management
One New York Plaza
New York, NY 10004

                  Investment Advisory Agreement For Subadviser
                  --------------------------------------------
                      (Paragon Treasury Money Market Fund)

Dear Sirs:

Banc One Investment Advisors Corporation, an Ohio corporation with its principal office in Westerville, Ohio (the "Investment Adviser"), is investment adviser to Paragon Portfolio (the "Trust") on behalf of Paragon Treasury Money Market Fund (the "Fund"). The Trust has been organized under the laws of Massachusetts to engage in the business of an investment company. The shares of beneficial interest of the Trust ("Shares") are divided into multiple series, including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. Pursuant to authority granted the Adviser by the Trust's Trustees and pursuant to the provisions of the Investment Advisory Agreement dated January 2, 1996 between the Adviser and the Trust, the Adviser has selected you to act as an investment subadviser of the Fund and to provide certain services, as more fully set forth below, and you are willing to act as such investment subadviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

I.     ADVISORY SERVICES

       Subject to the supervision of the Investment Adviser and the Trust's Board of Trustees, you will provide a continuous investment program for the Fund, including Investment research and management with respect to all securities, investments and cash equivalents in the Fund's portfolio. You will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund and will place orders for purchases and sales on behalf of the Fund. You will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's Prospectus and in resolutions of the Trust's Board of Trustees.
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       In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust or of the Adviser. You will make your officers and employees available to meet with the Trust's officers and Trustees at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions.

       In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940 (the "Act"), you agree that all records which you maintain for the Fund are the property of the Fund. You further agree to surrender promptly to the Fund any such records upon the Fund's request. You agree to preserve for the periods prescribed by Rule 31c-2 under the Act the records required to be maintained by Rule 31a-1 under the Act.

       You will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders and will not use such records and information for any purpose other than the performance of your responsibilities, except after prior notification and approval in writing by the Fund.
       Such approval shall not be unreasonably withheld and may not be withheld where you may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities or when requested by the Fund.

II.    ALLOCATION OF CHARGES AND EXPENSES

       You will bear your own costs of providing services hereunder. Except as aforesaid, you will not be required to pay any expenses of the Fund.

III.   COMPENSATION OF THE SUBADVISER

       For all investment management services to be rendered hereunder, the Adviser will pay you on the last day of each month a fee, at an annual rate equal to .10% of the average daily net assets, as defined below, of the Fund. The "average daily net assets" of the Fund are defined as the average of the values placed on the net assets as of 4:00 p.m. (New York time), on each day on which the net asset value of the Fund's portfolio is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act of 1940 or, if the Fund lawfully determines the value

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       of the net assets of its portfolio as of some other time on each business day, as of such time. The value of net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph III, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined on that day. If the determination of the net asset value of the Shares of the Fund has been suspended pursuant to the Declaration of Trust of the Trust for a period including such month, you compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph III.

IV.    LIMITATION OF LIABILITY

       You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent. The Adviser shall indemnify you for any damages and related expenses incurred by you as a result of the performance of your duties hereunder, unless the same shall result from behavior found by a final judicial determination to constitute willful misfeasance, bad faith, gross negligence or a reckless disregard of your obligations, as specified above.

V.     DURATION AND TERMINATION OF THIS AGREEMENT

       This Agreement shall remain in full force until May 31, 1996. This Agreement may, on 45 days' written notice, be terminated at any time without the payment of any penalty,

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       by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Act (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

VI.    AMENDMENT OF THIS AGREEMENT

       No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser, you or the Trust, cast in person at a meeting called for the purpose of voting on such approval.

       It shall be your responsibility to furnish to the Trustees of the Trust such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs V or VI hereof.

VII.   GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

VIII.  MISCELLANEOUS

       The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name "Paragon Portfolio" is the designation of the Trustees for the time being under the Declaration of Trust dated October 2, 1989, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust

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or the Fund for the enforcement of any claims against the Trust as neither the
Trustees, offices, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust (including the Fund) shall be liable for any claims against any other series of the Trust.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Trust and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

                                                Yours very truly,

                               PARAGON PORTFOLIO
                         (On behalf of Paragon Treasury
                               Money Market Fund)
Attest:

By:   Angelique Barrow                      By:   Michael J. Richman
      ----------------                            ------------------
      Angelique Barrow                            Michael J. Richman
      Legal Products Analyst                      Secretary of the Trust

                    BANC ONE INVESTMENT ADVISORS CORPORATION

Attest:

By:   Michael V. Wible                      By:   Mark A. Beeson
      ----------------                            --------------
Name  Michael V. Wible                      Name  Mark A. Beeson
Title Senior Attorney                       Title SVP & CFO

                         GOLDMAN SACHS ASSET MANAGEMENT
                        a separate operating division of
                              Goldman, Sachs & Co.
Attest:

By:   Angelique Barrow                      By:   Marcia Beck
      ----------------                            -----------
Name  Angelique Barrow                      Name  Marcia Beck
Title Legal Products Analyst                Title VP

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